Exhibit 10.1

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of September 29th, 2008, by and among parties listed on Exhibit “A” hereto (individually, a “Seller” and collectively, “Sellers”), SPORTSQUEST INC., a Delaware corporation (the “Company” or “SPQS”) and VERIDIGM, INC., a Delaware corporation (“Purchaser” or “VRGD”) and DOMARK INTERNATIONAL, INC (a Nevada Corp) (“DOMK”) (limited to those matters relating only to DOMK).

WITNESSETH:

WHEREAS, Sellers are the record and beneficial owners of all of the majority of the issued and outstanding shares of Common and Preferred stock of the Company (the “SPQS Shares”) in the amounts set forth beside their respective names on Exhibit “A”; and

WHEREAS, upon the terms and conditions set forth herein, Purchaser desires to purchase all of each Seller’s right, title and interest in and to each Seller’s common and preferred shares as indicated in EXHIBIT A and certain consideration listed in Section 2.02, in exchange for the assets listed in Section 2.03 below and for the irrevocable assignment of the judgment value inclusive of all accrued interest to date, collection costs to date, enforcement costs to date, and attorneys fees accrued to date of case - BC 359831 in the Los Angeles Superior Court pursuant to VRGD (f/k/a E-Notes Systems Inc, Plaintiff) vs. TOTALMED SYSTEMS INC., (the Defendant) (a Florida Corp) (the “TM Judgment”) as is set forth on Exhibit “B”

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers, the Company and Purchaser hereby agree to be legally bound as follows:

ARTICLE I
EXCHANGE OF SHARES

1.01 Exchange of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.01 below), each Seller is selling, conveying, assigning and transferring to Purchaser, and Purchaser is purchasing and acquiring from each Seller, all of such Seller’s right, title to, interest in and to such Seller’s SPQS common and preferred Shares, free and clear of any and all claims, liens, charges, security interests, pledges or encumbrances of any nature whatsoever (“Liens”) in exchange for TM Judgment .

ARTICLE II
CLOSING

2.01 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before 10-17-2008 (the “Closing Date”).

2.02 Failure to Close. In the event of that the following Closing conditions do not occur;

(a) Senior debt holders consent is NOT forthcoming for the assignment of specific SPQS assets to DOMK or nominee as described herein PRIOR TO the Closing date of 10-17-2008,

(b) Senior debt holders have NOT memorialized the consolidated debt positions applicable to SPQS,

The Purchasers will agree to assign the TM Judgment (BC 359831) to DOMK for 50,000 shares of DOMK common stock and this Share Exchange Agreement will be cancelled.

2.03 Document Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser, unless waived by Purchaser in writing, the following:

(a) certificates representing in the aggregate, 9,973,397 (nine million, nine hundred and seventy three thousand, three hundred & ninety seven) SPQS common Shares duly endorsed for transfer to Purchaser with medallion guarantee; and

(b) certificate representing 100,000 SPQS preferred Shares duly endorsed for transfer to Purchaser with medallion guarantee; and

(c) sealed Certificate of Designation for SPQS preferred Shares; and

(d) Lock up & Leak out agreement on acceptable terms to all parties to be executed by and between DOMK and Purchaser and SportsQuest, Inc., and

(e) notarized letter irrevocably waiving any and all due compensation and cancelling any /all employment agreement (s) due to officer & director R. Thomas Kidd from SPQS, and

(f) notarized letter irrevocably waiving any and all due compensation and cancelling any /all employment agreement (s), consulting agreement due to officer & director R. Altman from SPQS; and

(g) notarized evidence of irrevocable indemnification to the Purchaser pursuant to litigation between Zaring - Cioffi “(ZCE Inc., ZCE”) and SPQS; and

(h) notarized evidence of irrevocable assignment of all litigation pursuant to ZCE vs SPQS and SPQS vs ZCE to DOMK; and;

(i) evidence of irrevocable cancellation and termination of SPQS contracts and all agreements with Scott Andresen; and

(j) a copy of 15c211 filed with FINRA and any and all FINRA comment letters; and

(k) corporate resolutions instructing SPQS contracted Edgarizer service to recognize change of control to nominated instructions; and

(l) copy of SPQS bylaws; and

(m) copies of Federal tax returns for fiscal years 2005, 2006, 2007

(n) copies and where available, originals of all SPQS accounting records and work schedules used in preparing its reports to the SEC for the periods 10-31-07, and the 10Qs for January31, 2008, April 30, 2008 and the 10K for the interim period 5-31-2008.

(o) Schedule of all outstanding remaining liabilities to be evidenced in affidavit form and sworn and notarized by officer(s) / director(s) “(Exhibit C”)

(p) copy of verified, valid senior lenders (NIR Group LLC) irrevocable consent to release and transfer of SPQS assets to be transferred to DOMK or other nominated DOMK subsidiary; and

(q) notarized SPQS corporate board resolutions detailing the Agreement herein and accepting the resignation (s) of all present Officers and Directors from all executive positions, consultancies and corporate responsibilities and electing newly nominated person (s) to Officer (s) and Director (s) positions of SPQS upon closing, with Purchaser recognizing that, as SPQS is a reporting company pursuant to the Securities Exchange Act of 1934, as amended, the resignation of the current Directors is not effective until 10 days following the filing of a Schedule 14f; and

(r) such other documents as may be necessary to effect the consummation of the transactions contemplated by this Agreement.

2.04 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers, unless waived by Sellers in writing, the following:

(a) certificate (s) evidencing 390,000 (three hundred and ninety thousand) Preferred Series A Shares of Greens Worldwide Inc (an Arizona Corp) (“GRWW”) irrevocably transferred to DOMK; and

(b) All remaining assets of SPQS (“Exhibit E”) will be transferred to DOMK or other nominated DOMK subsidiary upon closing for the consideration represented herein, excluding 500,000 shares of DOMK held by SPQS, which shares will remain in SPQS and nominated to designated party.

(c) such other documents as may be necessary to effect the consummation of the transactions contemplated by the Agreement.

(d) Board resolution of purchaser approving this transaction.

ARTICLE III
REPRSENTATIONS AND WARRANTIES OF OFFICER (S) AND DIRECTOR (S) AND
THE COMPANY

Officer (s) and Directors (s) and the Company, severally and jointly, represent and warrant to Purchaser that:

3.01 Organization and Authority. (a) The Company is a corporation duly organized, validly existing and in good standing prior to the closing date under the laws of Delaware at closing and has the full corporate authority and power to carry on its business, to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

3.02 Except as disclosed in Section 3.01, the Company has all the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being operated and conducted. The Company is not qualified to do business as a foreign corporation in any jurisdiction there being no jurisdiction where the character of the Company’s business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), operations, or prospects of the Company (a “SPQS Material Adverse Effect”).

(a) This Agreement has been duly and validly authorized and approved by all requisite actions of the Company and constitutes the valid and legally binding obligations of each the Company, enforceable in accordance with its terms.

3.03 No Conflicts. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will contravene any provision of any applicable law, statute, rule or regulation, or any judgment, decree, franchise, ruling, order or permit of any court or governmental authority applicable to the Company,

(a) will conflict or be inconsistent with the organizational documents of the Company, or

(b) will conflict or be inconsistent with or will result in a breach of or constitute a default (or with notice or lapse of time or both, constitute a default) under any contract to which the Company is a party or by which any of his, her, or its assets is bound, which could reasonably be expected to have an SPQS Material Adverse Effect, or

(c) will result in the creation of or imposition of (or obligation to create or impose) any Lien upon the assets and properties of the Company.

3.04 No Consents. No order, consent, approval, license, registration or validation of, or filing with, or exemption by, any federal, state or local governmental agency, commission, board or public authority or any third party is required to authorize, or is required in connection with, the execution, delivery or performance by Sellers or the Company of this Agreement.

3.05 Capitalization of the Company.

(a) The authorized, issued and outstanding shares of capital stock of the Company is set forth on Schedule 3.05 and to this Agreement. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable.

(b) There are no authorized or outstanding options, warrants, and other equivalent rights to purchase or acquire capital stock of the Company other than described in Exhibit D.

(c) Except as set forth on Schedule 3.05 (b) or Exhibit D, there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any person the right to purchase, subscribe for, or otherwise receive or be issued capital stock of the Company or any security convertible into or exchangeable or exercisable for capital stock of the Company,

(d) The outstanding debt securities of the Company that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company of any new or additional shares of capital stock of the Company (or any other securities of the Company which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for shares of capital stock of the Company is evidenced in Exhibit D (“NIR Holders Consolidated Notes”) ,

(e) no agreements or commitments exist obligating the Company to repurchase, redeem, or otherwise acquire its capital stock or other securities, and

(f) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Company.

3.06 Title to SPQS Shares. Sellers own beneficially the SPQS common and preferred Shares of the Company in the respective amounts set forth on Exhibit “A”, free and clear of any Liens. Upon consummation of the transactions contemplated hereby, Purchaser will receive good and marketable title to the Shares, free and clear of any Liens.

3.07 Liabilities. Except as set forth on Schedule 3.07, the Company is not subject to any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that will survive the Closing other than those listed in continuing liabilities affidavit in Exhibit C.

3.08 Assets. The Company has good and marketable title to its assets, free and clear of all liens.

3.09 Litigation. There are no lawsuits, inquiries, proceedings or investigations pending or, threatened before any federal, state or local court or governmental or administrative body or agency against the Company or any Seller related to (i) the transactions contemplated by this Agreement, or (ii) the Company, nor, are there any facts which would provide a basis for any such lawsuit, inquiry, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

3.10 Real Property. The Company does not own or have any right, title or interest in any real property except for its leasehold interests in the real property lease described on Schedule 3.10.

3.11 Contracts. Schedule 3.11 hereto sets forth a list of all contracts, agreements, leases and arrangements to which the Company is party (collectively, the “Company Contracts”). Except as set forth on Schedule 3.11, the Company is not in or alleged to be in default, nor to the best of Sellers’ knowledge, is any other party in or alleged to be in default, nor, to the best knowledge of Sellers, is there any basis for any claim of default by the Company or any other party, under any of the Company Contracts.

3.12 Compliance With Laws. The Company is not in violation of any applicable law, rule, regulation or ordinance including, without limitation, environmental laws, or any judgment, writ, decree, injunction order or any other requirement of any court or governmental agency or authority in any manner relating to the Company, which could reasonably be expected to have an SPQS Material Adverse Effect, nor has any Seller or the Company received written notice alleging any such violation.

3.13 Taxes. The Company has filed all United States federal, state and local tax returns of any kind required to be filed and has paid all taxes and other charges due or claimed to be due with respect to the Company to any taxing authorities. There are no Liens for taxes upon any of the Company’s assets and there are no claims asserted for taxes against any Seller or the Company with respect to any of the Company’s assets, except for taxes due but not yet payable.

3.14 No Brokers. Neither the Company nor any Seller has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the execution and delivery of this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers and the Company on the date of this Agreement that:

4.01 Organization and Authority. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate authority and power to carry on its business, to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Purchaser has all the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being operated and conducted. Purchaser is not qualified to do business as a foreign corporation in any jurisdiction there being no jurisdiction where the character of VRGD’s business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), operations, or prospects of Purchaser (a “VRGD Material Adverse Effect”).

(b) This Agreement has been duly and validly authorized and approved by all requisite actions of Purchaser and constitutes the valid and legally binding obligations of Purchaser, enforceable in accordance with its terms.

4.02 No Conflicts. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, (a) will contravene any provision of any applicable law, statute, rule or regulation, or any judgment, decree, franchise, ruling, order or permit of any court or governmental authority applicable to Purchaser, (b) will conflict or be inconsistent with the organizational documents of Purchaser, (c) will conflict or be inconsistent with or will result in a breach of or constitute a default (or with notice or lapse of time or both, constitute a default) under any contract to which Purchaser is a party or by which any of his, her, or its assets is bound, which could reasonably be expected to have a VRGD Material Adverse Effect, or (d) will result in the creation of or imposition of (or obligation to create or impose) any Lien upon the assets and properties of Purchaser.

4.03 No Consents. No order, consent, approval, license, registration or validation of, or filing with, or exemption by, any federal, state or local governmental agency, commission, board or public authority or any third party is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement.

4.04 Assets. Purchaser has good and marketable title to its assets, free and clear of all liens.

4.05 Litigation. Except as set forth in Schedule 4.05, there are no lawsuits, inquiries, proceedings or investigations pending or, threatened before any federal, state or local court or governmental or administrative body or agency against Purchaser related to (i) the transactions contemplated by this Agreement, or (ii) Purchaser, nor, are there any facts which would provide a basis for any such lawsuit, inquiry, proceeding or investigation. Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

4.06 Compliance with Laws. Purchaser is not in violation of any applicable law, rule, regulation or ordinance including, without limitation, environmental laws, or any judgment, writ, decree, injunction order or any other requirement of any court or governmental agency or authority in any manner relating to Purchaser, which could reasonably be expected to have a VRGD Material Adverse Effect, nor has Purchaser received written notice alleging any such violation.

4.07 Taxes. Purchaser has filed all United States federal, state and local tax returns of any kind required to be filed and has paid all taxes and other charges due or claimed to be due with respect to Purchaser to any taxing authorities. There are no Liens for taxes upon any of Purchaser’s assets and there are no claims asserted for taxes against Purchaser with respect to any of Purchaser’s assets, except for taxes due but not yet payable.

4.08 No Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the execution and delivery of this Agreement or the transactions contemplated hereby.

4.09 Investment. Purchaser is acquiring the SPQS Shares for its own account, not as nominee or agent, and not with the view to or for sale in connection with a distribution of the SPQS Shares. It understands that the securities have not been, and will not be, registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of its investment intent and the accuracy of its representations as expressed herein.

ARTICLE V
MISCELLANEOUS

5.01 Survival. The representations and warranties of Sellers and the Company on the one hand, and the representations and warranties of Purchaser, on the other hand, shall survive the Closing;

5.02 Expenses. Purchaser and Sellers shall bear their own respective expenses incurred in connection with this Agreement, and in connection with all obligations required to be performed by each of them under this Agreement. The Company shall not bear any expenses of Sellers.

5.03 Notices. All notices, requests, demands, instructions and other communications hereunder shall be in writing and shall be delivered to each party hereto, mailed by registered or certified mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopied to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 6.03):

If to Sellers and the Company, to:	R. Thomas Kidd 1809 East Broadway #125 Oviedo Florida 32765
With a copy to:

(which shall not constitute notice)
If to the Purchaser, to:	Gary Freeman Veridigm Inc., 27 Old Gloucester Street London WCIN 3AX

5.04 Entire Agreement. This Agreement, and the agreements, and instruments referred to in this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to their respective subject matter.

5.05 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument in writing signed by both parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto, its legal successors and permitted assigns, provided, however, that no party shall have the right to assign this Agreement, in whole or in part, without the prior written consent of the other parties, except that Purchaser may assign its rights under this Agreement to an affiliate without the prior written consent of Sellers, provided that in such event Purchaser shall remain liable for its obligations under this Agreement.

5.07 Headings. The section and paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections and paragraphs.

5.08 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof.

5.09 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to conflicts of law principles thereof or of any other State).

5.10 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

5.11 Schedules; Certain Interpretive Matters. (a) The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(b) The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes hereof.

(c) As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to any person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other gender; references to the plural include the singular and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; unless otherwise specified, references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” or “Exhibit” are to an article, section or subdivision hereof or an attachment or “Schedule” or “Exhibit” hereto.

5.12 No Benefit to Others. The representations, warranties and covenants contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons or entities.

5.13 Preparation of Agreement. Counsel for the parties have participated in the preparation and review of this Agreement, and have negotiated it on behalf of their respective clients. For purposes of construction, this Agreement shall be deemed to have been drafted by all parties, and no ambiguity shall be resolved against any party by virtue of his, her or its participation in the drafting of the Agreement.

5.14 Attorneys’ Fees. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such proceedings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

SELLER:
R. Thomas Kidd

R Altman

Director
PURCHASER:

VERIDIGM, INC.

By:
Gary Freeman
President & CFO

SPORTSQUEST INC

By:
Name:
Title:

DOMARK INTERNATIONAL, INC
(only as it relates to Domark International, Inc.)

By:
Name:
Title:

EXHIBIT “A” Seller’s common and preferred shares list

EXHIBIT “B” TM Judgment

EXHIBIT “C” Schedule of all outstanding remaining liabilities to be evidenced in affidavit form and sworn and notarized by officer(s) / director(s)

EXHIBIT “D”  “NIR Holders Consolidated Notes”

EXHIBIT “E” All remaining assets of SPQS will be transferred to DOMK or other nominated DOMK subsidiary upon closing for the consideration represented herein, excluding 500,000 shares of DOMK held by SPQS, which shares will remain in SPQS and nominated to designated party.